Exhibit 7.1

September 1, 2016

Securities and Exchange Commission

450 5th Street N.W.

Washington, D.C. 20549

We have been furnished with a copy of the response to Item 4.02 of Form 8-K for the event that occurred on August 29, 2016, to be filed by our former client, Mercari Communications Group, Ltd..

We agree with the statements made in response to that Item insofar as they relate to our Firm.

Very truly yours,

/s/ Liggett & Webb, P.A.